The Coca-Cola Company                      Media Relations Department
                                           P.O. Box 1734, Atlanta, Georgia 30301
                                           Telephone (404) 676-2121
NEWS
RELEASE

FOR IMMEDIATE RELEASE

                                        CONTACT:        Media:      Kari Bjorhus
                                                                  (404) 676-2683

                                                     Investors:    Larry M. Mark
                                                                  (404) 676-8054


                     THE COCA-COLA COMPANY ANNOUNCES SOLID
                     -------------------------------------
                   FOURTH QUARTER AND FULL YEAR 2002 RESULTS
                   -----------------------------------------

     * Worldwide unit case volume grew 6 percent in the fourth quarter and 5 percent for the full year.

     * Company generated record operating income during the year and record cash flow from operations of $4.7 billion, up 15 percent from prior year.

     * Company adopted the "modified prospective" approach to expensing stock-based compensation, resulting in a full-year 2002 financial impact of $0.11 per share, effective from January 1, 2002. No impact on 2001 or prior financial results from the adoption.

     * Reported earnings per share were $1.23 for the year after a reduction of $0.54 resulting from the adoption of SFAS No. 142 (goodwill and other intangible assets), SFAS No. 123 (stock-based compensation), and several charges/gains in Latin America.

     * Reported fourth quarter earnings per share were $0.38 after a reduction of $0.02 related to the accounting change for stock-based compensation.




     ATLANTA, Feb. 12, 2003 - The Coca-Cola Company reported fourth quarter earnings per share of $0.38 and full-year earnings per share of $1.23. Fourth quarter results include a $0.02 per share expense related to the impact of

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the adoption of the fair value method of accounting for stock-based compensation. Full-year results also reflect the impact of the adoption of the fair value method, as well as the adoption of SFAS No. 142 - "Goodwill and Other Intangible Assets," and other charges/gains. The total net reductions of 2002 reported earnings of $0.54 per share are detailed in a table under "Financial Highlights."

     Cash from operations for the year was a record $4.7 billion, compared to $4.1 billion in the prior year, a 15 percent increase. After investing activities (primarily capital expenditures and acquisitions), the Company generated $3.6 billion of cash flow in 2002, a 22 percent increase over 2001, and expects strong cash flows to continue in the future.

     Worldwide unit case volume increased 6 percent in the fourth quarter and 5 percent for the year, growing nearly 950 million incremental unit cases in 2002 to a record 18.7 billion unit cases. Unit case volume benefited from the recent strategic acquisitions and license agreements on brands such as Evian, Danone waters and Seagram's Mixers. If the unit case volume associated with the brands acquired during 2002 were excluded, the fourth quarter unit case growth rate would have been 4 percent and the full-year unit case growth rate would have been 4-1/2 percent.

     Doug Daft, chairman and chief executive officer, said "Over the past year, The Coca-Cola Company made considerable progress by delivering strong financial results, growing its brands, strengthening bottler relationships, and enhancing its corporate governance practices. In 2002, we began expensing stock options for the first time, resulting in an additional $373 million of expenses in our financial results. Even after considering this, we generated operating income at the highest levels in our Company's history.

     "Throughout the year, we outpaced the rest of the industry in each of the major beverage categories. We grew our carbonated soft drinks by 2 percent during the year and noncarbonated beverages by 28 percent. In the juices and juice drinks category, our growth of 21 percent was well ahead of the industry's 4 percent growth. Across 70 countries, Powerade grew 25 percent and was ahead of the industry average, while our water business grew by 68 percent, well above the global industry's 8 percent rate.

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     "Overall, we were pleased with our results in 2002 in the face of a difficult macroeconomic environment, and we are confident about how we will execute in 2003."

FINANCIAL HIGHLIGHTS
--------------------

* Operating income for the year was $5.5 billion, which included $373 million in expenses related to the impact of the adoption of SFAS No. 123 (stock-based compensation expense).

* Full-year reported results were $1.23 per share and included the impact of accounting changes and several other items. The effect of these items on earnings per share and the Company's financial results is summarized as follows:


                                 First        Second         Third        Fourth          Full
                                Quarter       Quarter       Quarter       Quarter         Year
                                  2002          2002          2002          2002          2002
                                -------       -------       -------       -------         ----
                                                 Income (Expense) Per Share
ACCOUNTING CHANGES:

 Cumulative Effect of
  Adopting SFAS 142 -
  (Goodwill and Intangible
   Assets)                      ($ 0.37)                                                ($ 0.37)

 Change in Accounting
  Principle - Adoption of
  SFAS 123 (Stock-Based
  Compensation Expense)         ($ 0.03)      ($ 0.03)      ($ 0.03)      ($ 0.02*)     ($ 0.11)

OTHER ITEMS:

 Gain on Sale of Kaiser          $ 0.01                                                  $ 0.01

 Non-Cash Charge -
  Primarily Related to
  Investments in Latin
  America                       ($ 0.06)                                                ($ 0.06)

 Charge by Latin American
  Equity Investees                                          ($ 0.01)                    ($ 0.01)
                                                                                        --------

                                                                                        ($ 0.54)
                                                                                        =======




*Reflects rounding to ensure the sum of quarterly per share amounts equals full year actual amount.


* Currency negatively impacted earnings per share for the year by approximately $0.08, or 5 percent. Based on current estimates, currencies are expected to have a neutral to slightly positive impact on earnings per share in 2003.

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*  The Company repurchased approximately $700 million of common stock during
   2002 and intends to accelerate its share repurchase program in 2003.

* The Company increased its dividend 11 percent in 2002, reflecting the 40th consecutive annual increase.

OPERATIONAL HIGHLIGHTS
----------------------

* Unit case volume growth for the year was led by 6 percent growth in North America and 5 percent growth in international operations.

* Carbonated soft drinks grew 2 percent during the year, outpacing global industry trends. Vanilla Coke, Fanta, diet Coke and diet Coke with lemon were leading contributors to the carbonated soft drink growth of the Company throughout the year.

* Fanta, the Company's third largest brand and the world's largest flavor carbonated beverage, grew by 6 percent.

* The Company strengthened its position as one of the leading marketers of noncarbonated beverages in the world, with 28 percent growth during the year, increasing the Company's noncarbonated business to 2.9 billion unit cases.

North America
-------------

* Unit case growth was 6 percent for the full year and 5 percent for the fourth quarter, led by strong growth in both carbonated and noncarbonated beverages. Unit case volume benefited from several strategic transactions involving Seagram's Mixers, Evian, and the Danone water brands. Excluding these brands, unit case volume grew 4 percent for the year and more than 2 percent in the fourth quarter.

* During the quarter and for the full year, the Company outpaced the total non-alcoholic ready-to-drink industry, including share position improvements in the major beverage categories of carbonated soft drinks, waters, juices, and juice drinks.

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*  On a full year basis, trademark Coca-Cola grew 3 percent fueled by innovation around Vanilla Coke, diet Vanilla Coke, diet Coke with lemon and the Fridge Pack.

* Noncarbonated beverages continued to post double-digit growth reaching 1.2 billion cases, led by Dasani, Powerade, Minute Maid Lemonade and Simply Orange.

* The Company has been successful in strategically building a water business that enhances its offerings to customers. The acquisitions and licensing agreements completed in 2002 give the Company a family of products in the U.S. with multiple price points and packaging choices. Together with Dasani, the number 2 single-serve bottled water brand, which grew volume 40 percent last year, the Company has become one of the leading players in the water category both in terms of volume and dollar-value.

* Over the past several years, the Minute Maid business has been transformed as it increased its overall share position and successfully established a new brand, "Simply Orange," in the "not from concentrate" segment and built from scratch a new "adult juice refreshment" category with the very successful Minute Maid Lemonade, now an 80 million unit case business.

* The Company's "Real" marketing platform has been well received by consumers, bottlers and the trade in the United States, and will continue to roll out during 2003.

Asia
----

* Unit case volume increased 10 percent for the full year and 10 percent for the quarter, cycling full year double-digit growth in the prior year.

* Strengthened overall leadership position through continued share gains in key markets and in carbonated and noncarbonated beverage categories.

* Strong double-digit growth continued throughout the year in India, China and the Philippines.

* Trademark Coca-Cola and Fanta continued to drive the growth in many key markets, along with strong performance of local brands such as Thums Up, Qoo and Georgia coffee.

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*  In Japan, unit case volume grew 2 percent for the full year and declined 1 percent in the quarter. Despite the challenging economic environment in the fourth quarter, the Company continued to outpace industry trends. The Company gained market share in all major beverage categories in both the fourth quarter and full year, and has now recorded increases in overall market share for six consecutive quarters.

   The Company's core brands - Coca-Cola, Georgia, Aquarius and Sokenbicha - have continued to strengthen their leadership positions in the quarter, while other key brands, including Fanta, Canada Dry, Qoo, Disney and Love Body have shown strong growth in their respective categories. In addition, continued package innovation, such as hot PET and bottle-cans, is accelerating our growth in the profitable convenience store and vending channels, significantly contributing to the Company's overall margin strategy.

Latin America
-------------

* Unit case volume increased 2 percent for the full year and 5 percent in the fourth quarter. Growth rates for the year and quarter benefited by approximately 1 point and 3 points, respectively, from the recent license agreement for Risco, a water brand in Mexico.

* Full-year results were positively impacted by solid performance in Mexico and Brazil, offset by very challenging economic conditions in Argentina and Venezuela. In Brazil, trademark Coca-Cola grew 3 percent and Fanta grew 14 percent during the year.

* The Company is well positioned in noncarbonated beverages in the region as it has established a comprehensive water strategy, expanded Powerade in 15 countries and established juice drink brands in over 25 countries.

* In Venezuela, production of Coca-Cola products by our bottling partner stopped on December 2, 2002 due to ongoing strikes and political turmoil. This situation negatively impacted our growth rate for Latin America by approximately 1 point in the fourth quarter.

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Europe, Eurasia and Middle East
-------------------------------

* The Company enjoyed a successful year in Europe with solid growth across its entire range of beverages resulting in 5 percent growth in the fourth quarter and 5 percent growth for the full year.

* Key contributors to the full year volume performance were growth of 3 percent for carbonated soft drinks and 36 percent growth for noncarbonated beverages as the Company continues to profitably drive its total beverage strategy across Europe.

* Carbonated soft drink innovation saw the expansion of diet Coke / Coca-Cola light with lemon into 11 countries including the key markets of Great Britain, France and Belgium resulting in 11 percent growth for the brand.

* The excellent growth of noncarbonated beverages was led by Powerade, rolled out to 11 markets within Europe, as well as strong innovation initiatives in water and Nestea.

* Strong growth in Western Europe, excluding Germany, was led by Spain and Great Britain, and the Company had double-digit growth in the important emerging markets ofEastern Europe and Russia.

* The German business was stabilized with growth of 1 percent for the full year and flat performance in the fourth quarter. In December, Germany's results were negatively impacted by the unexpected implementation of a deposit law on non-returnable packages for beer, carbonated soft drinks and water. The change on January 1, 2003 has caused major retailers to significantly lower their inventory levels of non-returnable packages. While this change in deposit laws will be disruptive in the short-term as consumers experience difficulty in obtaining refunds of deposits paid, the Coca-Cola system remains extremely well placed to take advantage of a probable move by consumers back to returnable packaging.

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

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Africa
------

* Africa had another successful year driven by an intense focus on operational execution, resulting in full year and fourth quarter unit case growth of 7 percent.

* South and East Africa grew 11 percent for the year driven by both core carbonated soft drink growth (Coca-Cola and Fanta) and noncarbonated beverages (water, juices and juice drinks) which grew exponentially in the year.

* South Africa, the largest market in Africa, grew a solid 5 percent driven by core carbonated soft drinks.

* Growth in North and West Africa was 3 percent for the year, and 11 percent for the fourth quarter. Growth was led by Nigeria, the second largest market in Africa, partially offset by weakness in North Africa.


ACCOUNTING FOR STOCK-BASED COMPENSATION EXPENSE
-----------------------------------------------

     As previously announced, the Company adopted an accounting policy to expense the fair value of employee stock-based compensation as outlined in SFAS No. 123 - "Accounting for Stock-Based Compensation." Based on the transition rules, the Company selected the "modified prospective" approach to recording stock-based compensation expenses. Under this approach, the fair value of stock-based compensation is recognized as an expense, effective January 1, 2002. Because this transition method takes effect at the beginning of 2002, the previously reported quarterly results for 2002 have been restated to reflect the impact of adopting SFAS No. 123. Under the modified prospective approach, financial results for periods prior to 2002 are not restated.

     The overall impact of adopting the fair value method under SFAS No. 123 was a non-cash adjustment for 2002 of $373 million pre-tax, or $0.11 per share after tax (quarterly amounts are reflected in the financial section of this release). The new accounting policy does not impact the cash flows of the Company or impact the underlying economics of the Company's business model.

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STREAMLINING INITIATIVES
------------------------

     As previously disclosed, during the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany.

     In North America, the Company is integrating the operations of its three separate North American business units -- Coca-Cola North America (including Danone Waters of North America), Minute Maid (including the Odwalla business), and Fountain. The integration is expected to result in a headcount reduction of approximately 1,000 people, with the identification of the individuals expected to be completed by the end of the first quarter 2003.

     In Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG) has taken steps to improve its efficiency in sales and distribution, including the closure of three bottling plants in 2003. The streamlining initiative is expected to affect approximately 900 employees in Germany.

     The above initiatives are expected to result in a full-year 2003 charge to earnings of approximately $400 million on a pre-tax basis. The charge will be recorded primarily in the first and second quarters, with certain amounts impacting the second half of the year.

     As a result of the above initiatives, the Company's financial results are expected to benefit by at least $50 million (pre-tax) in 2003 and at least $100 million (pre-tax) on an annualized basis beginning in 2004.


CONFERENCE CALL
---------------

     The Company will host a conference call with financial analysts to discuss the full year 2002 results on February 12, 2003 at 9:30 a.m. (EST). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com.


                        -- Financial Section Follows --



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Page 10



                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income

                                 FOURTH QUARTER
                                  (UNAUDITED)
                      (In millions, except per share data)

                                                        Three Months Ended December 31,
                                                -----------------------------------------------
                                                   2002              2001           % Change
                                                   ----              ----           --------

NET OPERATING REVENUES                          $ 4,795           $ 4,238               13

Cost of goods sold                                1,701             1,428               19
                                                -------           -------
GROSS PROFIT                                      3,094             2,810               10

Selling, general and administrative expenses
 (includes $91 in 2002 and $0 in 2001 related
  to the impact of the adoption of the fair
  value method of accounting for stock-based
  compensation)                                   1,804             1,562               15
                                                -------           -------

OPERATING INCOME                                  1,290             1,248                3

Interest income                                      53                98              (46)

Interest expense                                     43                55              (22)

Equity income (loss)                                 34               (15)              --

Other income (loss) - net                           (61)               16               --
                                                -------           -------
INCOME BEFORE INCOME TAXES                        1,273             1,292               (1)

Income taxes                                        343               378               (9)
                                                -------           -------
NET INCOME                                      $   930           $   914                2
                                                =======           =======

DILUTED NET INCOME PER SHARE*                   $  0.38           $  0.37                3
                                                =======           =======

AVERAGE SHARES OUTSTANDING - DILUTED*             2,478             2,487               --
                                                =======           =======



* For the fourth quarter, "Basic Net Income Per Share" was $0.38 for 2002 and $0.37 for 2001 based on "Average Shares Outstanding - Basic" of 2,474 and 2,487 for 2002 and 2001, respectively.




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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income

                                   FULL YEAR
                      (In millions, except per share data)

                                                           Year Ended December 31,
                                                -----------------------------------------------
                                                   2002              2001           % Change
                                                   ----              ----           --------

NET OPERATING REVENUES                          $ 19,564          $ 17,545              12

Cost of goods sold                                 7,105             6,044              18
                                                --------          --------
GROSS PROFIT                                      12,459            11,501               8

Selling, general and administrative expenses
 (includes $373 in 2002 and $0 in 2001 related
  to the impact of the adoption of the fair
  value method of accounting for stock-based
  compensation)                                    7,001             6,149              14
                                                --------          --------
OPERATING INCOME                                   5,458             5,352               2

Interest income                                      209               325             (36)
Interest expense                                     199               289             (31)
Equity income                                        384               152             153
Other income (loss) - net                           (353)              130              --
                                                --------          --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                        5,499             5,670              (3)

Income taxes                                       1,523             1,691             (10)
                                                --------          --------

NET INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                  3,976             3,979              --
                                                --------          --------

Cumulative effect of accounting change,
net of income taxes
     SFAS No. 142:  Company Operations             (367)                --              --
                    Equity Investees               (559)                --              --

     SFAS No. 133                                    --                (10)             --
                                                -------           --------
NET INCOME                                      $ 3,050           $  3,969             (23)
                                                =======           ========

DILUTED NET INCOME PER SHARE BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGE          $  1.60           $   1.60              --
                                                =======           ========

DILUTED NET INCOME PER SHARE*                   $  1.23           $   1.60             (23)
                                                =======           ========

AVERAGE SHARES OUTSTANDING - DILUTED*             2,483              2,487              --
                                                =======           ========



* For the year, "Basic Net Income Per Share" was $1.23 for 2002 and $1.60 for 2001 based on "Average Shares Outstanding - Basic" of 2,478 and 2,487 for 2002 and 2001, respectively.


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                        (In millions, except share data)

                                     ASSETS


                                                December 31, 2002               December 31, 2001
                                                -----------------               -----------------

CURRENT ASSETS
  Cash and cash equivalents                     $   2,126                       $   1,866
  Marketable securities                               219                              68
                                                ---------                       ---------
                                                    2,345                           1,934
  Trade accounts receivable,
   less allowances of $55 in 2002
   and $59 in 2001                                  2,097                           1,882
  Inventories                                       1,294                           1,055
  Prepaid expenses and other assets                 1,616                           2,300
                                                ---------                       ---------
TOTAL CURRENT ASSETS                                7,352                           7,171
                                                ---------                       ---------

INVESTMENTS AND OTHER ASSETS
  Equity method investments
    Coca-Cola Enterprises Inc.                        972                            788
    Coca-Cola Hellenic Bottling Company S.A.          872                            791
    Coca-Cola Amatil Limited                          492                            432
    Other, principally bottling companies           2,401                          3,117
  Cost method investments,
    principally bottling companies                    254                            294
  Other assets                                      2,694                          2,792
                                                ---------                       --------
                                                    7,685                          8,214
                                                ---------                       --------

PROPERTY, PLANT AND EQUIPMENT
     Land                                             385                            217
     Building and improvements                      2,332                          1,812
     Machinery and equipment                        5,888                          4,881
     Containers                                       396                            195
                                                ---------                       --------
                                                    9,001                          7,105
     Less allowances for depreciation               3,090                          2,652
                                                ---------                       --------
                                                    5,911                          4,453
                                                ---------                       --------

TRADEMARKS AND OTHER INTANGIBLE ASSETS              3,553                          2,579
                                                ---------                       --------
                                                $  24,501                       $ 22,417
                                                =========                       ========


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                        (In millions, except share data)

                      LIABILITIES AND SHARE-OWNERS' EQUITY


                                                December 31, 2002               December 31, 2001
                                                -----------------               -----------------

CURRENT LIABILITIES
  Accounts payable and accrued expenses         $   3,692                       $   3,679
  Loans and notes payable                           2,475                           3,743
  Current maturities of long-term debt                180                             156
  Accrued income taxes                                994                             851
                                                ---------                       ---------
TOTAL CURRENT LIABILITIES                           7,341                           8,429
                                                ---------                       ---------

LONG-TERM DEBT                                      2,701                           1,219
                                                ---------                       ---------

OTHER LIABILITIES                                   2,260                             961
                                                ---------                       ---------

DEFERRED INCOME TAXES                                 399                             442
                                                ---------                       ---------

SHARE-OWNERS' EQUITY
  Common Stock, $.25 par value
   Authorized: 5,600,000,000 shares
   Issued:  3,490,818,627 shares in 2002;
            3,491,465,016 shares in 2001              873                             873
  Capital surplus                                   3,857                           3,520
  Reinvested earnings                              24,506                          23,443
  Accumulated other comprehensive income
   and unearned compensation on restricted
   stock                                           (3,047)                         (2,788)
                                                ---------                       ---------
                                                   26,189                          25,048
  Less treasury stock, at cost
    (1,019,839,490 shares in 2002;
     1,005,237,693 shares in 2001)                 14,389                          13,682
                                                ---------                       ---------
                                                   11,800                          11,366
                                                ---------                       ---------
                                                $  24,501                       $  22,417
                                                =========                       =========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                                  (In millions)


                                                            Year Ended
                                                           December 31,
                                                     ---------------------------
                                                            2002            2001
                                                            ----            ----
OPERATING ACTIVITIES
  Net income                                            $   3,050       $   3,969
  Depreciation and amortization                               806             803
  Stock-based compensation expense                            365              41
  Deferred income taxes                                        40              56
  Equity income or loss, net of dividends                    (256)            (54)
  Foreign currency adjustments                                (76)            (60)
  Gain on issuances of stock by equity investee                --             (91)
  (Gains) losses on sales of assets                             3             (85)
  Cumulative effect of accounting changes                     926              10
  Other items                                                 291             (17)
  Net change in operating assets and liabilities             (407)           (462)
                                                        ---------       ---------
    Net cash provided by operating activities               4,742           4,110
                                                        ---------       ---------
INVESTING ACTIVITIES
  Acquisitions and investments,
    principally trademarks and bottling companies            (544)           (651)
  Purchases of investments and other assets                  (156)           (456)
  Proceeds from disposals of investments and
    other assets                                              243             455
  Purchases of property, plant and equipment                 (851)           (769)
  Proceeds from disposals of property, plant and
    equipment                                                  69              91
  Other investing activities                                   52             142
                                                        ---------       ---------
    Net cash used in investing activities                  (1,187)         (1,188)
                                                        ---------       ---------

FINANCING ACTIVITIES
  Issuances of debt                                         1,622           3,011
  Payments of debt                                         (2,378)         (3,937)
  Issuances of stock                                          107             164
  Purchases of stock for treasury                            (691)           (277)
  Dividends                                                (1,987)         (1,791)
                                                        ---------       ---------
    Net cash used in financing activities                  (3,327)         (2,830)
                                                        ---------       ---------

EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS                                     32             (45)
                                                        ---------       ---------

CASH AND CASH EQUIVALENTS
  Net increase during the year                                260              47
  Balance at beginning of year                              1,866           1,819
                                                        ---------       ---------
    Balance at end of year                              $   2,126       $   1,866
                                                        =========       =========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                               Operating Segments
                                  (In millions)


                                         2002                                          2001
                          -------------------------------------      ----------------------------------------
                                                      Income                                        Income
                                                      before                                        before
                                                      income                                        income
                                                     taxes and                                     taxes and
                                                     cumulative                                    cumulative
                              Net                    effect of          Net                        effect of
                           Operating    Operating    accounting       Operating     Operating      accounting
                           Revenues      Income*       change*        Revenues        Income         change
                           ---------    ---------    ----------       ---------     ---------      ----------
North America              $   6,264    $  1,494     $  1,515         $   5,729     $   1,480      $   1,472

Europe, Eurasia
 & Middle East                 5,262       1,612        1,540             3,961         1,461          1,413

Asia                           5,054       1,820        1,848             4,861         1,763          1,808

Latin America                  2,089       1,033        1,081             2,181         1,094          1,279

Africa                           684         224          187               633           276            262

Corporate                        211        (725)        (672)              180          (722)          (564)

Consolidated                $ 19,564    $  5,458*    $  5,499*         $ 17,545     $   5,352      $   5,670



* 2002 Operating income and Income before income taxes and cumulative effect of accounting change include the impact of adopting the fair value method of accounting for stock-based compensation under SFAS No. 123. The full year impact was a non-cash adjustment for 2002 of $373 million pre-tax, or $0.11 per share after tax.


The impact on 2002 operating segment results is as follows:

        North America                      $ 119
        Europe, Eurasia & Middle East         51
        Asia                                  51
        Latin America                         22
        Africa                                24
        Corporate                            106
                                           -----
        Consolidated                       $ 373
                                           =====

There is no impact on 2001 financial results from the adoption of SFAS No. 123.

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

                             The Coca-Cola Company
                       Fourth Quarter and Full Year 2002
                            Unit Case Volume Results



                                               Unit Case Volume
                                                  (% Change)
                                                2002 vs. 2001
                                  ---------------------------------------
                                  Fourth Quarter                Full Year
                                  --------------                ---------
WORLDWIDE                               6                         5

INTERNATIONAL OPERATIONS                6                         5
   Latin America                        5                         2
   Europe, Eurasia and Middle East      5                         5
   Africa                               7                         7
   Asia                                10                        10

NORTH AMERICA OPERATIONS                5                         6


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

FINANCIAL REVIEW

Operating Results -

     Revenues for the full year increased 12 percent, reflecting a 5 percent increase in gallon shipments, pricing of concentrate, the impact from structural change (primarily the consolidation of the bottling operations in Germany) and the inclusion of Evian and the Danone water brands. The following reflects net operating revenues from the Company's operations:


(in millions)                                    2002            2001
                                                 ----            ----
Company Operations, Excluding Bottling        $ 17,157         $ 16,402
Company Owned Bottling Operations                2,407            1,143
                                              --------         --------
Consolidated Net Operating Revenues           $ 19,564         $ 17,545


     Cost of goods sold increased at a rate greater than revenues, resulting from the consolidation of lower margin bottling operations (primarily Germany) and from water brand transactions in North America.

     Selling, general and administrative expenses increased 14 percent during the year on a reported basis. Approximately 9 points of this increase resulted from the impact of adopting SFAS No. 123 (stock-based compensation expense), SFAS No. 142 (goodwill and intangible assets), structural changes and incremental marketing expenses from the prior year ($0.08 per share).

     Operating income was negatively impacted by approximately 3 percent for the full year because of the relative strength of the U.S. dollar when compared to the prior year. Year-over-year weakening of the Japanese Yen, the Argentine Peso, the Venezuelan Bolivar, the Brazilian Real, the Mexican Peso and the South African Rand drove the negative currency impact, partially offset by a strengthening Euro.


Non-Operating Items -

     Equity income for the year has improved primarily because of the overall


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
improving health of the Coca-Cola bottling system around the world and reduced amortization expense resulting from the implementation of SFAS No. 142. The full year amount was negatively impacted by $0.01 per share from a charge recorded by the Company's equity investees in Latin America during the third quarter.

     The Company recorded a first quarter non-cash charge of $157 million in "Other income (loss) - net" primarily related to investments in Latin America caused by the currency devaluation and economic crisis in Argentina. The Company expects to realize a minimal tax benefit from this asset write-down; therefore, the impact on diluted earnings per share was approximately $0.06 per share after tax. In addition, the full-year results included a first quarter cash gain of approximately $0.01 per share resulting from the sale of the Company's ownership interest in Kaiser in Brazil. Approximately half the gain was recorded in "Other income (loss) - net," with the remaining portion recorded in "Equity income."

     The reported tax rate for the full year was 27.7 percent. Excluding the impact of the Kaiser gain and the write-down of investments referred to above, the effective tax rate on operations was 27 percent for the full year.

     After excluding the benefit of the Kaiser gain and the write down of investments referred to above, the "Other income (loss) - net" line of the income statement reflects a $218 million loss for the full year. The majority of this amount relates to exchange losses from the remeasurement of balance sheet accounts, primarily in Latin America and Africa, resulting from the currency devaluations and economic crises. In addition, the "Other income (loss) - net" balance is negatively impacted by the accretion of the discounted value of the liability related to the German bottler control agreement and minority interest.

Balance Sheet -

     The balance sheet as of December 31, 2002, as compared to the balance sheet
as  of  December  31,  2001,  was   significantly   impacted  by  the  Company's
consolidation of its German bottling operation, CCEAG, as of February 2002.

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

Prior to the consolidation, the Company's investment in CCEAG was accounted for under the equity method. Upon consolidation of CCEAG, the individual balances were included in the Company's respective balance sheet line items.

     The consolidation of CCEAG was the main component of the following changes in the Company's balance sheet from December 31, 2001 to December 31, 2002: (1) $716 million decrease in "Equity method investments - other, principally bottling companies;" (2) $1,458 million increase in property, plant and equipment; and (3) a $1,299 million increase in "Other liabilities." The increase in "Trademarks and other intangible assets" resulted from the consolidation of CCEAG, partially offset by the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

     The $1,482 million increase in the Company's long-term debt was due to both the consolidation of CCEAG, which had the effect of increasing debt by approximately $800 million, of which approximately $750 million is classified as long-term, and the issuance by the Company during 2002 of $750 million of U.S. dollar notes.


ACCOUNTING PRONOUNCEMENTS

Accounting For Stock-Based Compensation Expense
-----------------------------------------------
     As previously announced, the Company adopted an accounting policy to expense the fair value of employee stock-based compensation as outlined in SFAS No. 123. Based on the transition rules established in SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure," the Company selected the "modified prospective" approach to recording stock-based compensation expenses. Under this approach, the fair value of stock-based compensation is recognized as an expense effective January 1, 2002. The expense recognized in 2002 for stock-based compensation is the same annual expense that would have been recognized had the fair value method been applied since the grant date of the awards. Because this transition method takes effect at the beginning of 2002, the previously reported quarterly results for 2002 have been restated to reflect the impact of adopting SFAS


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

No. 123. Under the modified prospective approach, financial results for periods prior to 2002 are not restated.

     The overall impact of adopting the fair value method under SFAS No. 123 was a non-cash adjustment for 2002 of $373 million pre-tax, or $0.11 per share after tax. On a quarterly basis, the pre-tax impact on 2002 results was: first quarter
- $95 million, second quarter - $92 million, third quarter $95 million, fourth quarter - $91 million. There is no impact on 2001 financial results from the adoption of SFAS No. 123.

     The Company expects that the impact of stock-based compensation expense in 2003 will be approximately $0.13 per share after tax.

Accounting For Goodwill and Other Intangible Assets
---------------------------------------------------

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Separable intangible assets that do not have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company began applying the new accounting rules beginning January 1, 2002.

     The required adoption of SFAS No. 142 is considered a change in accounting principle and the cumulative effect of adopting this standard resulted in a non-cash after-tax charge in the first quarter 2002 of $926 million, or $0.37 per share. This amount does not affect the Company's on-going operations and represents intangible assets for both the Company and its equity affiliates. The adoption of the new accounting standard resulted in a reduction in 2002 amortization expense of approximately $60 million, and an increase in equity income of approximately $150 million annually.

Other Pronouncements
--------------------

     EITF No. 01-09, "Accounting for Consideration Given By a Vendor to a Customer or Reseller of the Vendor's Products," was effective for the Company


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
beginning January 1, 2002, and it requires certain selling expenses incurred by the Company to be classified as deductions from revenue. In 2001, approximately $2.5 billion of payments made to bottlers and customers that were previously classified as selling, general and administrative expenses were reclassified to a reduction in net revenues in accordance with this EITF consensus.

     During 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and the cumulative effect of the accounting change was a one-time, non-cash charge of $10 million.

                      -- Supplemental Schedules Follow --


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

                                  Supplemental
                                   Schedules


     The following schedules reflect the restated quarterly results from the first three quarters of 2002 to reflect the impact of the adoption of SFAS No. 123 - "Accounting for Stock-Based Compensation" and SFAS No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure."



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

Page 23
                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income
                                  (UNAUDITED)
    FIRST QUARTER - Restated For The Impact Of The Change In Accounting For
                            Stock-Based Compensation
                      (In millions, except per share data)

                                                Three Months Ended March 31,
                                             ---------------------------------
                                                2002        2001       % Change
                                             --------    --------      --------
NET OPERATING REVENUES                       $  4,079    $  3,959          3

Cost of goods sold                              1,394       1,345          4
                                             --------    --------
GROSS PROFIT                                    2,685       2,614          3

Selling, general and administrative expenses
 (includes $95 in 2002 and $0 in 2001 related
  to the impact of the adoption of the fair
  value method of accounting for stock-based
  compensation)                                 1,527       1,334         14
                                             --------    --------
OPERATING INCOME                                1,158       1,280        (10)

Interest income                                    58          81        (28)
Interest expense                                   46          91        (49)
Equity income (loss)                               61         (38)        --
Other income (loss) - net                        (175)         15         --
                                             --------    --------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                     1,056       1,247        (15)

Income taxes                                      324         374        (13)
                                             --------    --------
NET INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                 732         873        (16)
                                             --------    --------
Cumulative effect of accounting change,
net of income taxes
     SFAS No. 142:  Company Operations           (367)         --         --
                    Equity Investees             (559)         --         --
     SFAS No. 133                                  --         (10)        --
                                             --------    --------
NET INCOME (LOSS)                            $   (194)   $    863         --
                                             ========    ========

DILUTED NET INCOME PER SHARE BEFORE
CUMULATIVE EFFECT                            $   0.29    $   0.35        (17)
                                             ========    ========
DILUTED NET INCOME (LOSS) PER SHARE*         $  (0.08)   $   0.35         --
                                             ========    ========
AVERAGE SHARES OUTSTANDING - DILUTED*           2,486       2,490         --
                                             ========    ========

* For the first quarter, "Basic Net Income (Loss) Per Share" was ($0.08) for 2002 and $0.35 for 2001 based on "Average Shares Outstanding - Basic" of 2,481 and 2,486 for 2002 and 2001, respectively.


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

                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income
                                  (UNAUDITED)

    SECOND QUARTER - Restated For The Impact Of The Change In Accounting For
                            Stock-Based Compensation
                      (In millions, except per share data)


                                                Three Months Ended June 30,
                                             ----------------------------------
                                                2002        2001       % Change
                                             --------    --------      --------
NET OPERATING REVENUES                       $  5,368    $  4,653         15

Cost of goods sold                              1,927       1,579         22
                                             --------    --------

GROSS PROFIT                                    3,441       3,074         12

Selling, general and administrative expenses
 (includes $92 in 2002 and $0 in 2001 related
  to the impact of the adoption of the fair
  value method of accounting for stock-based
  compensation)                                 1,881       1,561         20
                                             --------    --------
OPERATING INCOME                                1,560       1,513          3

Interest income                                    52          78        (33)

Interest expense                                   58          77        (25)

Equity income                                     176         101         74

Other income (loss) - net                         (55)        (18)        --
                                             --------    --------
INCOME BEFORE INCOME TAXES                      1,675       1,597          5

Income taxes                                      452         479         (6)
                                             --------    --------
NET INCOME                                   $  1,223    $  1,118          9
                                             ========    ========

DILUTED NET INCOME PER SHARE*                $   0.49    $   0.45          9
                                             ========    ========

AVERAGE SHARES OUTSTANDING - DILUTED*           2,487       2,488         --
                                             ========    ========

* For the second quarter, "Basic Net Income Per Share" was $0.49 for 2002 and $0.45 for 2001 based on "Average Shares Outstanding - Basic" of 2,479 and 2,488 for 2002 and 2001, respectively.


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

                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                  Condensed Consolidated Statements of Income
                                  (UNAUDITED)

    THIRD QUARTER - Restated For The Impact Of The Change In Accounting For
                            Stock-Based Compensation
                      (In millions, except per share data)



                                              Three Months Ended September 30,
                                             ---------------------------------
                                                2002        2001       % Change
                                             --------    --------      --------
NET OPERATING REVENUES                       $  5,322    $  4,695         13

Cost of goods sold                              2,083       1,692         23
                                             --------    --------
GROSS PROFIT                                    3,239       3,003          8

Selling, general and administrative expenses
 (includes $95 in 2002 and $0 in 2001 related
  to the impact of the adoption of the fair
  value method of accounting for stock-based
  compensation)                                 1,789       1,692          6
                                             --------    --------
OPERATING INCOME                                1,450       1,311         11

Interest income                                    46          68        (32)

Interest expense                                   52          66        (21)

Equity income                                     113         104          9

Other income (loss) - net                         (62)        117         --
                                             --------    --------
INCOME BEFORE INCOME TAXES                      1,495       1,534         (3)

Income taxes                                      404         460        (12)
                                             --------    --------
NET INCOME                                   $  1,091    $  1,074          2
                                             ========    ========

DILUTED NET INCOME PER SHARE*                $   0.44    $   0.43          2
                                             ========    ========

AVERAGE SHARES OUTSTANDING - DILUTED*           2,483       2,488         --
                                             ========    ========

* For the third quarter, "Basic Net Income Per Share" was $0.44 for 2002 and $0.43 for 2001 based on "Average Shares Outstanding - Basic" of 2,478 and 2,488 for 2002 and 2001, respectively.

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

THE COCA-COLA COMPANY
---------------------
     The Coca-Cola Company is the world's largest beverage company and is the leading producer and marketer of soft drinks. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite. Through the world's largest distribution system, consumers in nearly 200 countries enjoy The Coca-Cola Company's products at a rate of more than 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements
--------------------------
This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, foreign currency and interest rate fluctuations; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; adverse weather conditions; our ability to finance expansion plans, share repurchase programs and general operating activities; regulatory and legal changes; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; changes in economic and political conditions; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

                                    # # # #